Exhibit 10.2

                          TIME BROKERAGE AGREEMENT


                               By and Between


                 CENTRAL TENNESSEE BROADCASTING CORPORATION


                                     and


                  SULLIVAN BROADCASTING OF NASHVILLE, INC.

                              TABLE OF CONTENTS


                                                                          Page

TABLE OF DEFINITIONS................................................       iv

1.  Overall Purpose and Term; Renewal Option........................        2

2.  Facilities......................................................        4

3.  Payment.........................................................        4

4.  Responsibilities................................................        5
    A.  Broker's Responsibilities...................................        5
    B.  CTBC's Responsibilities.....................................        6
    C.  Additional Responsibilities.................................        7
    D.  Renewal, Modification and Cancellation
         of Contracts...............................................        8

5.  Revenues and Deposits...........................................        8
    A.  Revenues from Post-Commencement Date Broadcast Time Sales
         and Uses of Station's Studio/Production Facilities.........        8
    B.  Bank Accounts for Revenues from Broker's Activities/Payments
         By Broker from Such Revenues...............................        9
    C.  Receivables of CTBC.........................................        9
    D.  Compromise of Certain Obligations...........................       13

6.  Station Facilites...............................................       14
    A.  Operation of Station........................................       14
    B.  Interruption of Normal Operations...........................       15
    C.  Studio Location.............................................       15

7.  Handling of Station Communications..............................       15

8.  CTBC's Compliance With FCC Rules and Policies...................       15

9.  Programming and the Public Interest.............................       16

10. Special Programs................................................       18

11. Station Identification..........................................       19

12. Political Advertising...........................................       19

13. Children's Programming..........................................       20

14. CTBC's Responsibility For Compliance with FCC Technical Rules...       21

15. Force Majeure...................................................       21

16. Trade Secrets and Proprietary Information.......................       22

17. Payola and Conflicts of Interest................................       23

18. Broker's Compliance with the Law................................       23

19. Sub-Brokering...................................................       24

20. Indemnification.................................................       24
    A.  Broker's Indemnification of CTBC.............................       24
    B.  Thompson's Indemnification of Broker........................       25
    C.  Procedure of Indemnification................................       25
    D.  Insurance...................................................       29

21. CTBC's Events of Default........................................       29

22. Broker's Events of Defaults.....................................       32

23. Termination Upon Order of Governmental Authority................       34

24. Additional Representations, Warranties and Covenants............       35
    A.  Mutual Additional Representations, Warranties
        and Covenants...............................................       35
    B.  Finders.....................................................       36
    C.  CTBC's Additional Representations, Warranties
        and Covenants...............................................       36
    D.  Broker's Additional Representations, Warranties
        and Covenants...............................................       37

25. [Reserved]......................................................       37

26. Procedures for Termination......................................       37
    A.  Upon Broker's Events of Default.............................       37
    B.  Upon Certain CTBC's Events of Default.......................       38
    C.  Upon Government Termination.................................       38
    D.  Upon Certain Events.........................................       38

27. Notices.........................................................       38

28. Modification and Waiver.........................................       40

29. Construction....................................................       40

30. Headings........................................................       40

31. Assignment......................................................       40

32. Counterparts....................................................       40

33. Entire Agreement................................................       41

34. No Partnership or Joint Venture Created.........................       41

35. Severability....................................................       41

36. Legal Effect....................................................       41

37. No Party Deemed Drafter.........................................       41

38. Arbitration.....................................................       42
    A.  Generally...................................................       42
    B.  Notice of Arbitration.......................................       42
    C.  Selection of Arbitrator  ...................................       43
    D.  Conduct of Arbitration......................................       43
    E.  Enforcement.................................................       43
    F.  Expenses....................................................       44

39. Liquidated Damages..............................................       45

                            TABLE OF DEFINITIONS


Term                                                             Page Defined

AAA Rules...........................................................       42

Additional Local Programming........................................       17

Additional Syndicated Programming...................................       17

Arbitration Notice..................................................       42

ATV.................................................................       36

Broker..............................................................        1

Broker's Event of Default...........................................       32

Claimant............................................................       25

Communications Act..................................................        1

Consideration.......................................................       23

CTBC................................................................        1

CTBC's Event of Default.............................................       29

CTBC's Termination Notice...........................................       37

Disputes............................................................       42

Disputing Person....................................................       42

FCC.................................................................        1

Final Determination.................................................       43

Governmental Termination Event......................................       34

HDTV................................................................       36

Indemnifying Party..................................................       25

Losses..............................................................       24

M.T. Communications, Inc. and Michael P. Thompson ("Thompson")......        2

Option Agreement....................................................        2

Station.............................................................        1

Station Bank Account(s).............................................        9


                          TIME BROKERAGE AGREEMENT


      THIS TIME BROKERAGE AGREEMENT is made this ___ of ___________, 1996, by and between Central Tennessee Broadcasting Corporation, Inc., a Tennessee corporation ("CTBC"), and Sullivan Broadcasting of Nashville, Inc., a Tennessee corporation ("Broker").

      WHEREAS, CTBC is the owner and licensee of television broadcast station WXMT, Nashville, Tennessee (the "Station"), pursuant to authorization(s) issued by the Federal Communications Commission ("FCC"); and

      WHEREAS, the parties hereto have carefully considered the Communications Act of 1934, as amended (the "Communications Act") and the FCC's time brokerage policies adopted pursuant thereto, and intend that this Agreement in all respects comply with such Communications Act and policies; and

      WHEREAS, CTBC desires to enter into this Agreement to provide a regular source of diverse programming and income to sustain the operations of the Station; and

      WHEREAS, Broker desires to provide an over-the-air program service to the Nashville, Tennessee area using the facilities of the Station; and

      WHEREAS, CTBC agrees to provide time exclusively to Broker on terms and conditions that conform to policies of the Station and the FCC for time brokerage arrangements and that are as set forth herein; and

      WHEREAS, Broker agrees to utilize the Station's transmitting facilities solely to broadcast programming of Broker's selection that conforms with the policies of CTBC and with all rules, regulations and policies of the FCC, and as set forth herein; and

      WHEREAS, CTBC maintains, and shall continue to maintain during the term of this Agreement, ultimate control over the Station's facilities including control over the Station's finances, personnel and programming; and

      WHEREAS, on June 30, 1995, CTBC, along with M.T. Communications, Inc. and Michael P. Thompson, ("Thompson") entered into an Option Agreement with ABRY Broadcast Partners II, L.P. ("ABRY") and A-3 Holdings, Inc. ("A-3"), granting to ABRY, A-3 and/or their respective assignees an option to acquire certain of the assets used in connection with the operation of the Station, and to obtain the assignment of the Station's FCC licenses to ABRY or its assignee; and

      WHEREAS, on February   , 1996, Sullivan Broadcasting Company, Inc., as
assignee of ABRY and A-3, entered into an Amended and Restated Option Agreement (the "Option Agreement") with CTBC, M.T. Communications, Inc. and Michael P. Thompson;

      NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises set forth herein, and for other good and valuable consideration, the sufficiency of which CTBC and Broker hereby acknowledge, CTBC and Broker, intending to be bound legally, hereby agree as follows:

      1. Overall Purpose and Term; Renewal Option. In accordance with the terms and limitations set forth herein: (a) Broker shall program the Station (using programming acquired by CTBC and/or Broker), promote the Station and its programming, sell commercial and other time on the Station and bill for and collect the payments for time sales on the Station; and (b) CTBC will maintain the Station's transmitting and microwave relay facilities, and make said facilities available to Broker. Subject to the terms of this Agreement, each party hereby warrants and covenants that it will fulfill said obligations, and its other obligations specified herein, to the fullest extent permitted by law (including the FCC's rules and policies) in a diligent, reasonable manner.

      Broker shall begin its time brokerage activities with regard to the Station pursuant to this Agreement at 12:01 a.m., Nashville, Tennessee, time, on the day following the date of this Agreement (said date and time being referred to as the "Commencement Date" and the "Commencement Time," respectively). The term of Broker's time brokerage activities pursuant to this Agreement (the "Brokerage Term") will continue until 11:59 p.m., Nashville, Tennessee, time, on June 30, 1999; provided that, at CTBC's option (exercised by prior written notice to Broker not later than April 1, 1999), the Brokerage Term will continue beyond June 30, 1999, and Broker will continue to fulfill its obligations and responsibilities, and may continue to exercise its rights, under this Agreement, until 11:59 p.m., Nashville, Tennessee, time, on December 31, 1999. If the Brokerage Term ends on June 30, 1999 as provided in the preceding sentence, then after June 30, 1999 Broker will use reasonable efforts, at CTBC's expense, to permit CTBC to continue to air on the Station (at CTBC's cost) programming which is being provided to the Station by Broker as of June 30,1999, until the end of the term of the related programming contract (or, if earlier, December 31, 1999).

      2. Facilities. CTBC shall make the Station's television broadcasting transmission facilities available to Broker for broadcast on the Station of programs selected by Broker (including programs acquired by CTBC), and advertising/commercial announcements sold by Broker, which may originate from the Station's studios, Broker's studios or from other sources contracted for by Broker. In addition, CTBC will make available to Broker, at no cost, during the term of this Agreement, exclusive use of all of CTBC's programming and (other than CTBC's own use for the Station pursuant to this Agreement) of all of CTBC's studio and production facilities, for Broker's use in its activities with regard to the Station pursuant to this Agreement and for other purposes as Broker may desire. CTBC may use the Station's studio and production facilities, during the term of this Agreement, for Station public affairs programs and public service announcements, consistent with paragraphs 9 and 10 below.

      3. Payment. As consideration for CTBC permitting Broker to exercise the rights granted to Broker with regard to the Station pursuant to this Agreement, Broker shall pay CTBC as follows:

      Beginning as of February 1, 1996, the amount equal to CTBC's monthly operating expenses for the Station, in accordance with Exhibit D attached hereto, paid as follows: For the month of February, 1996, CTBC shall provide Broker, concurrent with the execution of this Agreement, with a list of expenses, including those already paid in February and those to be paid in February; and Broker shall pay the total of those expenses to CTBC within five
(5) business days of the execution of this Agreement. For the month of March, 1996, CTBC shall provide Broker, by February 26, 1996, with a list of expenses for March 1996; and Broker shall pay the total of those expenses to CTBC by March 1, 1996. For subsequent months, CTBC shall provide Broker, by the fifteenth (15th) day of each month (beginning on March 15, 1996), with evidence of payment of all of the prior month's expenses for which CTBC previously has requested reimbursement and for which Broker has reimbursed CTBC, and a list of CTBC's anticipated expense payments for the next month; and Broker shall pay CTBC, prior to first day of said next month, the total anticipated expenses for said next month; however, for extraordinary and/or unanticipated expenses or for capital improvements, Broker shall have thirty
(30) days to pay CTBC, unless Broker has previously agreed to reimburse CTBC for such expense.

      4. Responsibilities

            A. Broker's Responsibilities

                  i. Broker shall employ and be responsible for paying the salaries, commissions, payroll taxes, insurance and all other costs for all personnel (other than CTBC's employees) involved in the acquisition, compilation, production, broadcast and sale of the Station's programming and commercial messages (other than programming and commercial messages originated by
                       CTBC), including but not limited to administrative, internal and external sales, traffic, billing, collections, promotion, production, outside talent and master control personnel.

                  ii. Broker also shall be responsible for paying all promotional expenses in connection with the Station's programming (but excluding any such expenses incurred by CTBC).

                  iii. Broker's personnel shall operate and maintain CTBC's
                       studio, production and master control facilities, including maintaining the Station's program and operations logs, under the supervision of the Station's General Manager and Chief Operator.

                  iv. Broker shall be responsible for its own telephone systems and local and long-distance telephone service and fax costs.

            B. CTBC's Responsibilities

            CTBC shall be responsible for and shall pay all of CTBC's own expenses of operating and maintaining the Station, including, but not limited to:

                  i. All lease obligations in connection with property leased to CTBC;

                  ii. Utility bills for utility services at both the Station's main studio/office location and its tower/transmitter site(s);

                  iii. Telephone system maintenance costs and local exchange and long distance telephone service costs for CTBC's telephone system and usage at the Station's main studio/office location and at the Station's tower/transmitter site(s);

                  iv. Salaries, payroll taxes, insurance and other related costs of all personnel employed by CTBC; and

                  v. Costs of engineering and technical personnel necessary to assure compliance with the FCC's rules and policies and maintenance and repair of the Station's transmitting and microwave relay facilities (including all equipment at the Station's tower/transmitter site).

            C. Additional Responsibilities

                  i. Broker shall be fully responsible for the supervision and direction of its employees, and CTBC shall be fully responsible for the supervision and direction of its employees.

                  ii. Broker and CTBC shall pay their respective expenses with regard to the Station and in no event will any such payable remain unpaid for more than ninety (90) days unless such payable is being disputed in good faith.

                  iii. Except as otherwise mutually agreed, as between CTBC
                       and Broker, CTBC is and will continue to be responsible for all obligations of CTBC pursuant to any contracts of employment of Station employees and any contracts with labor unions to which CTBC is a party.

            D. Renewal, Modification and Cancellation of Contracts.

            CTBC will comply with all reasonable requests of Broker with respect to the renewal and cancellation of contracts (in accordance with their terms) or the entry into or the modification of contracts which affect Broker's time brokerage activities with regard to the Station pursuant to this Agreement.

      5. Revenues and Deposits

      A. Revenues from Post-Commencement Date Broadcast Time Sales and Uses of Station's Studio/Production Facilities. Broker shall have the exclusive right to sell, either directly or indirectly through sales representatives, and shall be solely responsible for billing and collecting payments for, all programs and commercials aired on the Station, at any time, and production fees for uses of the Station's studio/production facilities, on or after the Commencement Date until the termination of this Agreement. Broker may contract and bill in its own name for the sale of broadcast time on the Station and uses of the Station's studio/production facilities on and after Commencement Date until the termination of this Agreement. Subject to existing agreements relating to the Station and provided to Broker, Broker also shall have the right to negotiate for, and to receive, for deposit pursuant to sub-paragraph 5.B. below, all compensation due to the Station from cable television systems pursuant to the "retransmission consent" provisions of the Cable Television Consumer Protection and Competition Act of 1992.

      B. Bank Accounts for Revenues from Broker's Activities/Payments By Broker from Such Revenues. Broker may deposit any sums it receives pursuant to sub-paragraph 5.A. above and sub-paragraph 5.C. below into a bank account (or accounts) established by Broker, in Broker's name, for this purpose (the "Station Bank Account(s)"), and the funds in such Station Bank Account(s) shall be the property of Broker. Broker shall be authorized to endorse payments received in names other than Broker's (e.g., "WXMT" or "WXMT-TV") in order to deposit such payments into the Station Bank Account(s).

      C. Receivables of CTBC

            (i) CTBC's and Thompson's Obligations. CTBC hereby assigns to Broker all accounts receivable of CTBC (whether billed or unbilled) arising out of time provided on the Station on or prior to the date of this Agreement which have not been collected by CTBC. Commencing on the date of this Agreement CTBC will cease its efforts, and throughout the term of this Agreement CTBC will make no effort to collect any such accounts receivable. CTBC will turn over to Broker all proceeds of collections received by CTBC on or after the date of this Agreement from any Person which is the account debtor of any such account receivable, promptly after receipt by CTBC. In addition, promptly after the date of this Agreement CTBC will turn over to Broker in cash an amount equal to all proceeds of collections received by CTBC after January 31, 1996 prior to the date of this Agreement; provided that CTBC may effect such turn over by instructing Broker to withhold such amount from the payments to be made to CTBC pursuant to paragraph 3 above in respect of CTBC's February, 1996 operating expenses (in which case Broker will be deemed to have received such amount from CTBC for application pursuant to paragraph 5.C(iii)). All such proceeds will be applied and paid by Broker in the manner described in this paragraph 5.C. Thompson will assist Broker as Broker may reasonably request in Broker's efforts to collect such accounts receivable as described in subparagraph 5.C(ii) below.

            (ii) Collection by Broker. Commencing on the date of this Agreement, Broker will use commercially reasonable efforts in accordance with the Broker's normal business practices and business objectives (but not including resorting to or threatening litigation) to collect all amounts owed to CTBC in respect of the outstanding accounts receivable described in subparagraph 5.C(i) above; provided that Broker will not be obligated to provide, or request that CTBC provide, any "make-good" or "bonus-weight" or other time on the Station in order to further the collection of any such account receivable.

            (iii) Application to Collections to Outstanding Accounts. Collections from any Person which are turned over to Broker by CTBC or are otherwise received by Broker will be applied to billings of such Person by CTBC and Broker for time provided on the Station in the chronological order of CTBC's and Broker's billings to such account debtor (i.e., to the oldest unpaid billing first) unless (i) such account debtor disputes in writing its obligation to pay the billing to which such payment would otherwise be applied, (ii) such account debtor indicates in writing that such payment is to be applied in another, specified manner, or (iii) other facts or circumstances exist in light of which it would not be reasonable to conclude that such account debtor does not intend such payment to be applied in another, specified manner.

            (iv) Collections on Post-2/1/96, Pre-Commencement Date, Receivables. Collections applied in accordance with subparagraph 5.C(iii) above to accounts receivable of CTBC arising out of time provided on the Station from or after 12:01 a.m., Nashville, Tennessee, time, on February 1, 1996 will be retained by Broker to offset amounts paid or to be paid by Broker pursuant to paragraph 3.

            (v) Collections on Adjustment Time Receivables. Collections applied in accordance with subparagraph 5.C(iii) above to Adjustment Time Receivables (as that term is defined in the Option Agreement) will be paid or retained by Broker as follows:

                  (a) first, such collections will be paid by Broker (on
                      CTBC's behalf) to ABRY until the aggregate amount of $443,395 has been paid pursuant to this subparagraph 5(C)(v)(a), and such payments will be applied by ABRY to the payment of the $443,395 in interest accrued as of January 31, 1996 in respect of loans (other than the so-called "Third Draw") previously made by ABRY to CTBC;

                  (b) second, if the amount of the Current Obligations (as
                      that term is defined in the Option Agreement) exceeds $491,944, then Broker will retain for its own account the amount of such excess (reduced by the aggregate amount previously retained by Broker pursuant to this subparagraph 5.C(v)(b); and

                  (c) third, of the amount of such collections which are not paid to ABRY or retained by Broker pursuant to subparagraphs 5.C(v)(a) and (b) above: (1) Broker will retain one-half (1/2) for its own account, and (2) of the remaining one-half (1/2), the first $167,427 will be paid to CTBC, and any amount in excess of $167,427 will be paid to Thompson (as compensation for Thompson agreeing to be available, as an independent contractor, to provide the assistance described in the final sentence of subparagraph 5.C(i) above).

            (vi) Report to CTBC. Not later than the twentieth (20th business day of each month, commencing with March, 1996, Broker will deliver to CTBC a written report setting forth in reasonable detail: (a) the amount of collections (if any) turned over to Broker by CTBC or otherwise received by Broker during the preceding month from any Person who is the account debtor of any account receivable of CTBC which arose out of time provided on the Station on or prior to the Commencement Date and which was not paid in full prior to the beginning of such preceding month, (b) the application of such collections in accordance with subparagraph 5.C(iii) above, and (c) the amount(s) of such collections to be paid or retained by Broker in accordance with subparagraph 5.C(v) above. Payment in full of any such amount which is payable to Thompson pursuant to subparagraph 5.C(v)(c) above will accompany such report.

      D. Compromise of Certain Obligations. The attached Exhibit __ describes certain obligations of CTBC which Broker and CTBC believe Broker may be able to settle on CTBC's behalf for less than the face amount thereof (the "Disputed Obligations"). From and after the Commencement Date, on CTBC's behalf, Broker will use reasonable efforts consistent with Broker's business practices and objectives (but not including resorting to or threatening litigation) to negotiate settlements of such obligations which will enable CTBC to settle such obligations for less than their respective face amounts and thereupon obtain a release in respect of the remaining amount, and Thompson will assist Broker with such efforts, as Broker may reasonably request. Upon the settlement of any Disputed Obligation for an amount which is less than the face amount specified on Exhibit __ and the release of CTBC from the excess (the "Discount Amount") of such face amount and the settlement amount, CTBC will pay to Broker an amount equal to the Discount Amount. Upon receiving such payment, Broker will pay Thompson one-half (1/2) of the Discount Amount paid to Broker, as compensation for Thompson agreeing to be available, as an independent contractor, to provide the assistance described in the second sentence of this subparagraph 5.D. Broker will retain the remainder of such Discount Amount for Broker's own account.

      6. Station Facilities

            A. Operation of Station. CTBC represents that the Station will be operated by CTBC throughout the term of this Agreement in all material respects in accordance with the authorizations issued to it by the FCC and all applicable FCC rules, regulations and policies. As of the Commencement Date, CTBC shall make the Station available to Broker for program transmissions, at least at ninety five percent (95%) of the Station's authorized effective radiated power, for one hundred forty
      (140) hours per week, Sunday through Saturday, from 6:00 a.m. to 2:00 a.m. Nashville time, except for downtime occasioned by required maintenance and other interruptions contemplated by sub-paragraph 6.B. below and paragraph 15 of this Agreement. Any routine or non-emergency maintenance work affecting operation of the Station at full power shall be scheduled with at least forty-eight (48) hours prior notice to Broker, and shall not take place during a rating period, and to the extent possible CTBC shall cause such maintenance work to be performed between the hours of 1:00 AM and 6:00 AM Nashville time; written approval for such maintenance work from either Dan Sullivan or David Pulido, and Broker's Nashville General Manager shall suffice as CTBC's compliance with this sentence.

            B. Interruption of Normal Operations. If the Station suffers any loss or damage of any nature to its transmission or studio facilities which results in the interruption of service or the inability of the Station to operate with its maximum authorized facilities, CTBC shall immediately notify Broker of such loss or damage and CTBC shall undertake, subject to Broker's prior consent, such consent not to be unreasonably withheld and to include Broker's agreement to reimburse CTBC (to the extent CTBC is not reimbursed on indemnified by insurance proceeds or otherwise), such repairs as are necessary to restore full-time operation of the Station with its maximum authorized facilities as expeditiously as possible following the occurrence of any such loss or damage. If CTBC is unable to or does not commence such repairs as soon as possible, Broker may do so on CTBC's behalf.

            C. Studio Location. CTBC shall maintain a main studio facility for the Station, within the Station's principal community contour, and shall staff the Station consistent with the FCC's rules and policies.

      7. Handling of Station Communications. CTBC shall receive and handle mail, faxes, and telephone calls in connection with CTBC's operation of the Station.

      8. CTBC's Compliance With FCC Rules and Policies. CTBC shall comply in all material respects with all FCC rules and policies applicable to its operation of the Station. Without limiting the foregoing sentence, CTBC's obligations shall include ascertaining the needs and interests of the Station's service area, maintaining the Station's political broadcasting and public inspection files and the Station's maintenance logs, meeting equal employment opportunity requirements with regard to CTBC's employees, preparing the Station's quarterly issues/programs lists and making all required FCC filings.

      9. Programming and the Public Interest. The programming selected by Broker shall consist of such materials as are determined by Broker to be appropriate and/or in the public interest including, without limitation, public affairs programming, public service announcements, entertainment, news, weather reports, sports, promotional material, commercial material and advertising. Without limiting the foregoing sentence, Broker will program at least a total of one and one-half hours per week of news, public affairs, or other non-sports, non-entertainment programming, between the hours of 6:00 AM and 12:00 midnight Nashville time.

      Following the commencement of Broker programming on the Station, Broker's management personnel as designated by Broker will meet regularly with CTBC's Station Manager in order to facilitate CTBC's oversight over Broker's activities at the Station. At such meetings, CTBC will provide Broker with the results of CTBC's ongoing efforts to ascertain the problems, needs and interests of the Station's service area, so that the programming and public service announcements selected and/or scheduled by Broker will be responsive thereto. In the event CTBC determines that additional attention should be directed to particular community needs, Broker will cooperate to assure that the Station's programming serves those needs. In the event CTBC determines that additional or alternative programming must be aired over the Station in order to adequately serve viewers' problems, needs and interests, Broker will cooperate with CTBC in producing or obtaining up to one hour weekly of such programming using the appropriate facilities of the Station and staff of Broker. If CTBC acquires syndicated programming ("Additional Syndicated Programming") or if CTBC uses the Station's staff for the production of local programs in addition to the informational and public affairs programming described above in this paragraph 9 ("Additional Local Programming") and in addition to the one hour per week specified in the immediately preceding sentence, then all expenses for such additional programming (including fees to Broker for use of Broker's facilities, in accordance with a schedule adopted by Broker) will be paid by CTBC and will not be included in the calculation of payments due CTBC under this Agreement. Such programs will be aired at a mutually agreeable time between 6:00 AM and 12:00 midnight Nashville time. Broker shall be entitled to any and all revenues received from Station time sales of or during any such programs.

      Broker shall provide CTBC with all documents it receives which are required to be placed in the Station's political or public inspection files. Broker shall, upon reasonable request by CTBC, provide CTBC with information with respect to programs and public service announcements broadcast on the Station which are responsive to the problems, needs and issues facing the residents of the Station's service area, and Broker's programming for children, so as to assist CTBC in the preparation of required programming reports, and will assist CTBC upon request in compiling such other information which is reasonably necessary to enable CTBC to prepare other records and reports required by the FCC or other government agencies.

      CTBC shall have the full and unrestricted right to reject, delete and not broadcast any material contained in any part of the programming selected and/or scheduled by Broker which CTBC in good faith determines is unsuitable for broadcast or the broadcast of which CTBC in good faith concludes would be contrary to law or the public interest. CTBC shall retain ultimate control over the Station's policies and standards, and, in that regard, shall adopt written standards, generally in accordance with applicable industry standards, initially in the same form and substance as Exhibit A attached hereto, for the acceptance of programming material and commercial announcements. CTBC retains the right to modify such standards to conform to applicable industry standards or to meet specific FCC rules and policies and to take any other actions necessary for compliance with federal, state and local laws, rules and regulations. Broker hereby covenants, warrants and represents that with regard to the Station it will, at all times during the term of this Agreement, comply in all material respects with such standards for acceptance of programming material and commercial announcements.

      10. Special Programs. CTBC reserves the right, in its discretion, to preempt Broker's programs to broadcast special programs on occasion concerning issues or events of local, regional or national importance in the event that Broker does not broadcast same on its own initiative; however, in all such cases, CTBC will use its best efforts to give Broker reasonable notice of its intention to preempt programs scheduled by Broker. Broker shall be entitled to any and all revenues received from Station time sales of or during any such programs.

      11. Station Identification. CTBC will be responsible for the proper broadcast of FCC-required station identification announcements; however, Broker, while conducting its activities with regard to the Station pursuant to this Agreement, shall broadcast all required station identification announcements with respect to the Station in full compliance with FCC rules and policies.

      12. Political Advertising. CTBC will be responsible for compliance with the political broadcasting requirements of the Communications Act and the FCC's rules and policies promulgated thereunder. Broker, while conducting its activities with regard to the Station pursuant to this Agreement, will comply with said political broadcasting requirements, rules and policies. Broker promptly shall supply to CTBC such information as may be reasonably necessary to permit CTBC to comply with the lowest unit charge requirements of Section 315 of the Communications Act. To the extent that CTBC believes necessary, Broker shall release to CTBC advertising availabilities and program time as required by the FCC's rules and policies to permit CTBC to comply with the reasonable access provisions of Section 312(a)(7) of the Communications Act and the equal opportunities provision of Section 315 of the Communications Act and the rules and policies of the FCC promulgated thereunder; provided, however, that revenues realized by CTBC as a result of any such release of advertising and programming time shall promptly be remitted to Broker.

      13. Children's Programming. CTBC will be responsible for insuring the Station's compliance with the Children's Television Act of 1990 [47 U.S.C. 303a and 303b], and the rules and policies of the FCC promulgated thereunder, including ensuring that the Station complies with the commercial limits established therein and serves the educational and informational needs of children. Broker, while conducting its activities with regard to the Station pursuant to this Agreement, will comply with said Children's Television Act and FCC rules and policies by presenting a reasonable amount of children's programming, including educational/informational programming, and by observing the limitations on advertising. In connection therewith, Broker shall be responsible for preparing all necessary reports and certifications and delivering the same to CTBC for placement in the Station's public inspection file. Such reports and certifications shall include, without limitation, the following: (a) quarterly reports on children's programming pursuant to
Section 73.3526(a)(8)(iii) of the FCC's rules; and (b) certificates with respect to compliance with advertising limits in children's programs pursuant to Section 73.3526(a)(8)(ii) of the FCC's rules. Such advertising certification shall be in the form of the certificate attached hereto as Exhibit B. In completing each quarterly certificate in the form attached hereto as Exhibit B, Broker shall list the titles of all children's programs carried in the past quarter in which the advertising limits apply, both local and network, list all program segments wherein the allowed commercial limits were exceeded, and provide a separate memo explaining why any excesses occurred. In carrying out its obligations with respect to children's programming, Broker shall further maintain records with respect to commercial matter in children's programming either in the form of logs of programs reflecting the commercial time, tapes of the programs, lists of commercial minutes aired in identified children's programs, or appropriate certificates from networks and syndicators with respect to compliance with the FCC's requirements regarding commercial limits.

      14. CTBC's Responsibility For Compliance with FCC Technical Rules. CTBC shall retain, on a full-time or part-time basis, a qualified Chief Engineer who shall be responsible for maintaining the Station's transmission facilities. CTBC shall retain a Chief Operator, as that term is defined by the rules and regulations of the FCC (who may also hold the position of Chief Engineer), who shall be responsible for ensuring compliance by the Station with the technical operating and reporting requirements established by the FCC.

      15. Force Majeure. CTBC shall carry standard property and casualty insurance for the property and equipment it owns. If any failure or impairment of facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, occurs due to causes beyond the control of CTBC, then such failure, impairment, delay or interruption, by itself, shall not constitute a breach of or an event of default under this Agreement and CTBC will not be liable to Broker for any such failure, impairment, delay or interruption so long as (if CTBC elects to remedy such failure, impairment, delay or interruption) CTBC undertakes and continues reasonable efforts to remedy any such failure, impairment, delay or interruption. Promptly thereafter, if it elects to do so by written notice to Broker, CTBC will obtain any applicable insurance proceeds and apply such proceeds to the cost of remedying such failure, impairment, delay or interruption; provided that, if CTBC determines that it will not do so, CTBC will give Broker prompt written notice of such determination. If CTBC elects not to remedy such failure, impairment, delay or interruption (or does not elect to do so prior to the ninetieth (90th) day after such failure, impairment, delay or interruption occurs), then Broker may elect to obtain such insurance proceeds and effect such remedy by giving CTBC written notice to that effect.

      16. Trade Secrets and Proprietary Information. In the event that: (a) any trade secrets or other proprietary information of Broker in connection with this Agreement become known to CTBC, and (b) such trade secrets and/or proprietary information are not otherwise available in the public domain or known publicly, CTBC agrees to maintain the confidentiality of such trade secrets and/or proprietary information and not to use or disclose any such trade secrets and/or proprietary information without the prior written consent of Broker (except as required by law, rule or regulation, or by order of any government agency or court).

      The provisions of this paragraph 16 shall continue in effect for two (2) years after the termination of this Agreement.

      17. Payola and Conflicts of Interest. Broker agrees not to, and to use reasonable efforts to cause its employees who have the ability to cause the broadcast of programs and/or commercial matter on the Station not to, accept any consideration, compensation or gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, in consideration for the broadcast of any matter on the Station unless the payor is identified, in the broadcast for which Consideration was provided, as having paid for or furnished such Consideration, in accordance with Sections 317 and 507 of the Communications Act [47 U.S.C. [section] 317 and 508] and the FCC's rules and policies. Broker agrees to execute, and, as a condition of each such employee's employment, to cause each of Broker's employees to execute, at least once every calendar year, a payola/conflict of interest affidavit in the form attached hereto as Exhibit C, and Broker agrees to deliver the originals of all such affidavits to CTBC as expeditiously as possible following their execution.

      18. Broker's Compliance with Law. Broker agrees that, throughout the term of this Agreement, Broker will comply with all laws, rules, regulations and policies applicable to the functions performed by it in connection with the Station, including, but not limited to, meeting equal employment opportunity requirements with respect to Broker's employees performing duties in connection with the Station.

      19. Sub-Brokering. Broker may sell time during discrete time periods on the Station to other parties who in turn may sell advertising time to others.
 Furthermore, nothing in this Agreement shall be interpreted as prohibiting Broker from arranging for the broadcast on the Station of barter programming, as that term is commonly used in the television broadcast syndicated program business.

      20. Indemnification

            A. Broker's Indemnification of CTBC. Other than with respect to matters described in paragraph 21 below, Broker will indemnify and hold CTBC, Michael P. Thompson, and CTBC's employees, agents and contractors harmless, including but not limited to reasonable attorney's fees, from and against all liability, claims, damages and causes of action ("Losses") arising out of or resulting from acts or omissions of Broker which constitute: (a) libel and slander to the extent not covered by insurance maintained by Broker or CTBC; (b) infringement of trade marks, service marks or trade names to the extent not covered by insurance maintained by Broker or CTBC; (c) violations of law, rules, regulations, or orders (including the FCC's rules and policies); (d) invasion of rights of privacy or infringement of copyrights or other proprietary rights; or (e) breaches of this Agreement. Broker's obligation to indemnify and hold CTBC and CTBC's employees, agents and contractors harmless against the Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

            B. Thompson's Indemnification of Broker. Other than with respect to matters described in paragraph 22 below, Thompson will indemnify and hold Broker and Broker's employees, agents and contractors harmless, including but not limited to reasonable attorney's fees, from and against all Losses arising out of or resulting from acts or omissions of CTBC and/or Thompson which constitute: (a) libel and slander to the extent not covered by insurance maintained by Broker or CTBC or Thompson; (b) infringement of trademarks, service marks or trade names to the extent not covered by insurance maintained by Broker or CTBC or Thompson; (c) violations of law, rules, regulations or (d) invasion of rights of privacy or infringement of copyrights and other proprietary rights; or (e) breaches of this Agreement. Thompson's obligation to indemnify and hold Broker and Broker's employees, agents and contractors harmless against Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

            C. Procedure for Indemnification. The procedure for indemnification pursuant to sub-paragraphs 20.A. and 20.B. above will be as follows:

                  i. Notice. The party claiming indemnification (the "Claimant") will give reasonably prompt notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim for which indemnification is sought, whether between the parties or brought by a third party, specifying (i) the factual basis of such claim (to the extent that it is then known to the Claimant) and (ii) the amount of the claim (to the extent that it is then known to the Claimant). If such claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice will be given by the Claimant not later than the twentieth day after the Claimant receives written notice of such action, suit or proceeding; provided that any failure to deliver or delay in delivering such notice on or prior to such twentieth day will relieve the Indemnifying Party of its obligations to the Claimant in respect of such claim only to the extent that the Indemnifying Party is actually prejudiced by such failure or delay.

                  ii. Investigation. Following receipt of notice from the Claimant of a claim for which indemnification is sought, the Indemnifying Party will have twenty days (or such shorter period of time as is required to respond to the subject litigation or proceeding) to make, at the Indemnifying Party's expense, such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party, at the Indemnifying Party's expense, all information relied upon by the Claimant to substantiate such claim.

                  iii. Third-Party Claims.  With respect to any claim by a
                       third party pursuant to which such third party seeks only the recovery of an amount of money and as to which a Claimant seeks indemnification under sub-paragraph 20.A or 20.B. above and as to which representation of the Claimant by legal counsel to the Indemnifying Party wound not (as reasonably determined by the Claimant) result in a conflict of interest, the Indemnifying Party will have the right (at any time after the Indemnifying Party gives the Claimant written notice wherein the Indemnifying Party acknowledges that the Indemnifying Party is obligated to indemnify the Claimant in respect of such claim pursuant to sub-paragraph 20.A. or 20.B. above, as appropriate, and evidence which establishes to the Claimant's reasonable satisfaction that the Indemnifying Party has and will have sufficient funds to provide such indemnity), at the Indemnifying Party's own expense, to participate in or assume control of the defense of such claim with counsel reasonably satisfactory to the Claimant, and the Claimant will use reasonable efforts to cooperate with the Indemnifying Party in such defense. If the Indemnifying Party elects to assume control of the defense of any such third-party claim, the Claimant will have the right to participate in the defense of such claim and retain separate co-counsel at its own expense; provided that if the Indemnifying Party requests that the Claimant participate in such defense, then the Indemnifying Party will reimburse the Claimant for the reasonable expenses and fees of the Claimant's counsel. Without the Claimant's consent, the Indemnifying Party will not consent to an entry of judgment or settlement of any such claim which does not include a release of all liability of the Claimant. If the Indemnifying Party cannot or does not elect to assume control the defense of any third party claim, it will be bound by the results obtained by the Claimant with respect to such claim.

                  iv. Expedited Response. If a claim, whether between the parties or by a third party, requires immediate action, the parties will use reasonable efforts to reach a decision with respect to such claim as expeditiously as possible.

            D. Insurance. Broker and CTBC each shall maintain liability insurance policies covering general liability, libel, slander, invasion of privacy, copyright infringement, blanket crime, property damage, business interruption, automobile liability, and workers' compensation insurance in forms and amounts customary in the television broadcast industry, and each of the parties hereto shall name the other as an additional insured under such policies to the extent that their respective interests may appear and shall provide for notice to the other party prior to cancellation thereof. Upon request, each party shall provide the other with certificates evidencing such insurance, and shall further provide certificates evidencing renewal thereof prior to the expiration of such policies.

      21. CTBC's Events of Default. A "CTBC's Event of Default" will occur if:

            (a) CTBC fails to provide the use of the Station's transmission facilities or a material portion of the Station's studio/production facilities to Broker in accordance with paragraph 2 above for any period of five (5) or more consecutive days, or for any five (5) or more days during any period of ten (10) consecutive days;

            (b) A failure or impairment of facilities or delay or interruption in the broadcast of programs, or failure to furnish facilities for broadcast, described in paragraph 15 above, occurs and (i) CTBC gives Broker written notice to the effect that CTBC elects not to remedy such failure, impairment, delay or interruption in accordance with paragraph 15 above, or (ii) such failure, impairment, delay or interruption continues for thirty (30) days and, prior to the thirtieth (30th) day thereof, CTBC does not give Broker written notice to the effect that CTBC elects to remedy such failure, impairment, delay or interruption in accordance with paragraph 15 above;

            (c) CTBC fails to cure any other breach of this Agreement by CTBC on or prior to the ninetieth (90th) day after CTBC receives a written request from Broker to cure such default, if such default, if not cured, would have a materially adverse effect on Broker's activities with respect to the Station pursuant to this Agreement (provided that, so long as CTBC continues to use reasonable efforts to cure such default, such failure will not constitute a CTBC's Event of Default so long as the continuing existence of such default does not have a materially adverse effect on Broker's activities with respect to the Station pursuant to this Agreement); or

            (d) CTBC commits repeated, willful breaches of its obligations pursuant to this Agreement which, when considered separately, do not constitute a CTBC's Event of Default described in clauses (a) through (c) above but which, when taken together, materially impair Broker's ability to conduct its activities with respect to the Station in accordance with this Agreement, and CTBC thereafter commits any such willful breach after having received written notice from Broker to the effect that, if any such willful breach occurs again after more than a reasonable cure period after such notice, Broker may declare that a CTBC's Event of Default has occurred pursuant to this sub-paragraph 21(d).

      Notwithstanding the foregoing, no fact or circumstance described in this paragraph 21 will constitute a CTBC's Event of Default if the existence of such fact or circumstance is proximately caused or contributed to in any material respect by any material breach by Broker of its obligations under this Agreement. Any period provided in this paragraph 21 for the cure of any condition which, if uncured, would constitute a CTBC's Event of Default will be tolled from the time CTBC gives Broker a written notice disputing the existence of such condition and until the end of any arbitration pursuant to this Agreement or the Option Agreement concerning the existence of such condition or until such dispute is otherwise finally resolved.

      22. Broker's Events of DefaultA "Broker's Event of Default" occurs if:

            (a) Broker fails to make any payment required by paragraph 3 above and fails to cure such non-payment within ten (10) days after written notice from CTBC;

            (b) Broker fails to fulfill its obligations pursuant to paragraph
                1 of this Agreement with regard to the Station for any period of two (2) or more consecutive days, or for any five (5) or more days during any period of ten (10) consecutive days (other than failures caused by circumstances beyond control of Broker);

            (c) Broker fails to cease or cure, as promptly as possible after
                Broker receives written request from CTBC, any violation of applicable law or any rule or regulation which, if not ceased or cured at such time, would have a materially adverse effect on any FCC authorization of CTBC;

            (d) Broker commits willful and repeated violations of CTBC's written standards for acceptance of programming material and commercial announcements described in paragraph 9 above (as in effect from time to time), and Broker thereafter commits any such willful violation after having received written notice from CTBC to the effect that, if any such willful violation occurs again after more than a reasonable cure period after such notice, CTBC may declare that a Broker's Event of Default has occurred pursuant to this sub-paragraph 22(e);

            (e) Broker commits repeated, willful breaches of its obligations pursuant to this Agreement which, when considered separately, do not constitute a Broker's Event of Default described in clauses (a) through (d) above but which, when taken together, could reasonably be expected to result in material harm or penalty to CTBC and/or its stockholders, and Broker thereafter commits any such willful breach after having received written notice from CTBC to the effect that, if any such willful breach occurs again after more than a reasonable cure period after such notice, CTBC may declare that a Broker's Event of Default has occurred pursuant to this sub-paragraph 22(g).

      Notwithstanding the foregoing, no fact or circumstance described in this paragraph 22 will constitute a Broker's Event of Default if the existence of such fact or circumstance is proximately caused or contributed to in any material respect by any material breach by CTBC of its obligations under this Agreement. Any period provided in this paragraph 22 for the cure of any condition which, if uncured, would constitute a Broker's Event of Default will be tolled from the time Broker gives CTBC a written notice disputing the existence of such condition and until the end of any arbitration pursuant to this Agreement or the Option Agreement concerning the existence of such condition or until such dispute is otherwise finally resolved.

      23. Termination Upon Order of Governmental Authority. A "Governmental Termination Event" will occur if any court or federal, state or local government authority (including the FCC) orders or takes any action which becomes effective and which requires the termination or material curtailment of Broker's activities with respect to the Station pursuant to this Agreement; provided that such order or action will no longer constitute a Governmental Termination Event if such action or order is subsequently stayed or ceases to be effective. If any court or federal, state or local government authority announces or takes any other action or proposed action which could result in a Governmental Termination Event, then Broker may seek administrative or judicial relief therefrom (in which event CTBC shall cooperate with such effort in any reasonable manner requested) and consult with such agency and its staff concerning such matters and, in the event that this Agreement is not terminated, Broker and CTBC will use their best efforts to negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the Option Agreement and the portions thereof the validity of which are called into question. Notwithstanding the prior sentence, CTBC will have no obligation to amend or modify this Agreement in any manner that would reduce the consideration to be received by CTBC pursuant to the Option Agreement. If the FCC designates the license renewal application of the Station for a hearing as a consequence of this Agreement or for any other reason, or initiates any revocation or other proceeding with respect to the authorizations issued to CTBC for the operation of the Station, then CTBC shall use diligent, reasonable efforts to contest such action and shall be responsible for its expenses incurred as a consequence of such FCC proceeding; provided, however, that Broker shall cooperate and comply with any reasonable request of CTBC to assemble and provide to the FCC information relating to Broker's performance under this Agreement. In the event of termination of Broker's activities with respect to the Station pursuant to this Agreement as a result of any Governmental Termination Event, CTBC shall cooperate reasonably with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding.

      24. Additional Representations, Warranties and Covenants.

            A. Mutual Additional Representations, Warranties and Covenants. each of CTBC and Broker represents that, as of the Commencement Date, it will be legally qualified, and will have all requisite corporate powers and capacity, to enter into this Agreement, and that the execution, delivery and performance hereof by it shall not constitute a breach or violation of any agreement, contract or other obligation to which it is then subject or by which it is then bound. Each party hereto represents and warrants that it has taken all necessary corporate and other necessary action to make this Agreement legally binding on such party, and that the individual signing this Agreement on behalf of such party has been fully authorized and empowered to execute this Agreement on behalf of such party.

            B. Finders. The parties hereto represent and warrant that no broker or finder has been used in connection with the transactions contemplated by this Agreement and the option Agreement.

            C. CTBC's Additional Representations, Warranties and Covenants. CTBC makes the following further representations, warranties and covenants:

                  i. Authorizations. CTBC owns or holds all material licenses and other permits and authorizations reasonably necessary for the operation of the Station (including licenses, permits and authorizations issued by the FCC), and CTBC (including its Affiliates, principals, employees and agents) will take no action to impair such licenses, permits and authorizations.

                  ii. Advanced Television/High Definition Television. If the FCC gives CTBC the right to apply for a second Nashville, Tennessee area television channel for Advanced Television ("ATV") or High Definition Television ("HDTV"), CTBC will submit and prosecute a complete, timely application to the FCC for that purpose, if requested by Broker, provided that Broker shall agree to reimburse CTBC for all costs and expenses occasioned by such filing and prosecution.
                       If the FCC awards CTBC such a second Nashville, Tennessee area channel, such channel will be included within this Time Brokerage Agreement in the same manner, and under the same terms, as the Station's current broadcast channel.

            D. Broker's Additional Representations, Warranties and Covenants. In carrying out its activities with regard to the Station pursuant to this Agreement, Broker shall comply in all material respects with the terms, provisions and conditions of the Station's contracts and agreements which are utilized by, and copies of which have been provided to, Broker.

      25. [ Reserved ]

      26. Procedures for Termination.

            A. Upon Broker's Events of Default. At any time when a Broker's Event of Default is in existence, CTBC may give Broker written notice (a "CTBC's Termination Notice") to the effect that CTBC elects to terminate this Agreement pursuant to this sub-paragraph 26.A; provided that, if the matter of whether a Broker's Event of Default has occurred is the subject of a dispute pursuant to this Agreement, then this Agreement will expire instead on the sixtieth (60th) day after the Final Determination of the arbitrator (as defined in paragraph 38.D.) that such Broker's Event of Default occurred. The sixty (60) day period referred to in the prior sentence shall not apply if the Broker's Event of Default involved is a Broker's Event of Default described in sub-paragraph 22(c), in which case this Agreement will expire instead two
      (2) days after said Final Determination of the arbitrator.

            B. Upon Certain CTBC's Events of Default. At any time when an CTBC's Event of Default (other than an CTBC's Event of Default described in sub-paragraph 21(b) above) is in existence, Broker may give CTBC written notice (a "Broker's Termination Notice") to the effect that Broker elects to end the term of this Agreement pursuant to this sub-paragraph 26.B.; provided that, if the matter of whether an CTBC's Event of Default has occurred is the subject of a dispute pursuant to this Agreement, then this Agreement will expire instead on the sixtieth
      (60th) day after the Final Determination of the arbitrator (as defined in paragraph 38.D.) that such CTBC's Event of Default occurred.

            C. Upon Government Termination. Subject to the termination provisions of sub-paragraphs 26.A. and 26.B., if a Governmental Termination Event occurs, then the term of this Agreement will continue until the date upon which the activities of Broker and CTBC are required to be ceased, as mandated by the agency or authority which brought about such Governmental Termination Event.

            D. Upon Certain Events. At any time after a CTBC's Event of Default described in sub-paragraph 21(b) has occurred, Broker may give CTBC written notice (also a "Broker's Termination Notice") to the effect that Broker elects to terminate this Agreement pursuant to this sub-paragraph 26.D.

      27. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered to the recipient in person or sent by commercial delivery service or registered or certified mail, postage prepaid and return receipt requested,
(c) deemed to have been given on the date received by the recipient (if delivered in person) on the date set forth in the records of the delivery service (if delivered by commercial delivery service) or on the date of receipt (if delivered by certified mail) and (d) addressed as follows:

      If to CTBC:

            Central Tennessee Broadcasting Corporation
            300 Peabody Street
            Nashville, TN 37210
            ATTN:  Michael P. Thompson
                   Daniel R. Loftus

      If to Broker:

            Sullivan Broadcasting of Nashville, Inc.
            4431 Dyke Bennett Road
            Franklin, TN 37064
            ATTN: J. Daniel Sullivan

      with a copy (which shall not constitute notice to Broker) to:

            David Pulido
            Sullivan Broadcasting of Nashville, Inc.
            18 Newbury Street
            Boston, MA 02116

            and

            John Kuehn
            Kirkland & Ellis
            153 E. 53rd Street
            New York, New York  10022

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this paragraph 27.

   28. Modification and Waiver. No amendment, supplement or modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the party against whom enforcement of any such amendment, supplement or modification is sought, and then such amendment, supplement or modification shall be effective only in the specific instance and for the purpose for which given.

      29. Construction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

      30. Headings. The headings in this Agreement are included for ease of reference only and will not control or affect the meaning or construction of the provisions of this Agreement.

      31. Assignment. This Agreement may not be assigned by CTBC without the express written approval of Broker; however, this Agreement shall be assignable by Broker without consent of CTBC, and where appropriate in the context and consistent with this provision, the term "Broker" as used herein shall mean and include such assignee.

      32. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature(s) on each such counterpart were upon the same instrument. This Agreement shall be effective as of the date first above written.

      33. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

      34. No Partnership or Joint Venture Created. Nothing in this Agreement shall be construed to create a partnership or joint venture between CTBC and Broker or to afford any rights to any third party other than as expressly provided herein. Neither CTBC nor Broker shall have any authority to create or assume in the name or on behalf of the other party any obligation, express or implied, or to act or purport to act as the agent or legally empowered representative of the other party hereto for any purpose.

      35. Severability. Whenever possible each provision of this Agreement will be interpreted so as to be effective and valid under applicable law. Subject to the provisions of paragraph 23 above, if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise affecting the remainder or such provision or the remaining provisions of this Agreement.

      36. Legal Effect. This Agreement shall be binding shall inure to the benefit of the parties hereto, their heirs, executors, personal representatives, successors and assigns.

      37. No Party Deemed Drafter. No party will be deemed the drafter of this Agreement and if this Agreement is construed by a court of law such court should not construe this Agreement or any provision against any party as its drafter.

      38. Arbitration.

            A. Generally. Broker and CTBC agree that the arbitration procedures described in this paragraph 38 will be the sole and exclusive method of resolving and remedying claims for money damages (including any claim for indemnification pursuant to paragraph 20) arising under this Agreement ("Disputes"). Nothing in this paragraph 38 will prohibit a party from instituting litigation to enforce any Final Determination, as defined in sub- paragraph 38.D. below, or availing itself of any remedy other than money damages. Broker and CTBC agree that, except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time (the "AAA Rules"), the arbitration procedures described in this paragraph 38 and any Final Determination will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Tennessee from time to time.

            B. Notice of Arbitration. If Broker or CTBC asserts that there exists a dispute, then such person (the "Disputing Person") will give the other person a written notice setting forth the nature of the asserted Dispute. If Broker and CTBC do not resolve any such asserted Dispute prior to the tenth business day after such notice is given, then the Disputing Person may commence arbitration pursuant to this paragraph 38 by giving the other person a written notice to that effect (an "Arbitration Notice"), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

            C. Selection of Arbitrator. Broker and CTBC will attempt to select a single arbitrator by mutual agreement. If no such arbitrator is selected prior to the twentieth (20th) business day after the related Arbitration Notice is given, then an arbitrator who is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

            D. Conduct of Arbitration. The arbitration will be conducted under the AAA Rules, as modified by any written agreement between Broker and CTBC. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the Final Determination") is made or rendered as soon as practicable, and the parties and arbitrator will use their reasonable best efforts to reach a Final Determination no later than the tenth (10th) business day after the arbitrator is selected.
      Any Final Determination will be final and binding upon Broker and CTBC and there will be no appeal from or reexamination of any Final Determination, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of Broker or CTBC or to correct manifest clerical errors.

            E. Enforcement. Broker and CTBC agree that a Final Determination may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute. For purposes or any action or proceeding instituted with respect to any Final Determination, each of Broker and CTBC irrevocably submits to the jurisdiction of any such court, irrevocably consents to the service of process by any delivery method prescribed by paragraph 27 above or by any other means permitted by applicable law, and irrevocably waives, to the fullest extent permitted by law, any objection which it may have as to personal jurisdiction, the laying of venue, and any claim that such action or proceeding has been brought in an inconvenient forum.

            F. Expenses. The prevailing party in any such arbitration proceeding in connection with this Agreement also will be entitled to recover from the other party its reasonable attorneys' fees and disbursements and the non-prevailing party also will be required to pay all other costs and expenses associated with the arbitration (including the fees and expenses of any such arbitrator). As part of the Final Determination the arbitrator may designate the prevailing party. In the event that the arbitrator is unable to determine that a party has prevailed in the arbitration, such costs and expenses shall be equitably allocated by the arbitrator upon the basis of the outcome of the arbitration. If the arbitrator is unable to allocate such fees on this basis as a result of the outcome, then the costs of arbitration shall be paid equally by the parties and each party shall pay its own expenses. Except as provided in this sub-paragraph 38.F., each party to this Agreement will bear its own costs and expenses (including legal fees and disbursements) in connection with any such proceeding or submission.

      39. Liquidated Damages. Notwithstanding any other provision of this Agreement, if CTBC refuses to make available to Broker the Station's broadcast time as provided in paragraph 2 above, then Broker shall have the right to cure such default; however, if CTBC refuses to allow such cure or takes any efforts to prevent such cure, then Thompson shall be liable to Broker (in addition to any other remedies pursuant to this Agreement) for Five Hundred Thousand Dollars ($500,000) in liquidated damages (and not as a penalty), it being understood and acknowledged that the subject matter of this Agreement is unique and that it would be impracticable or extremely difficult to fix the actual damage that Broker would incur if CTBC prevents Broker from utilizing the Station's facilities as set both in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date above written.

                                       CENTRAL TENNESSEE BROADCASTING
                                        CORPORATION
                                       ("CTBC")

                                       By: ________________________________

                                       SULLIVAN BROADCASTING OF
                                        NASHVILLE, INC.
                                       ("Broker")

                                       By: ________________________________

As to paragraph 5.C., 5.D.,
20.B. and 39 only:

_________________________________
Michael P. Thompson